Exhibit 3.17

CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF LIMITED PARTNERSHIP
OF
MONITRONICS FUNDING LP

The undersigned, desiring to amend the Certificate of Limited Partnership of Monitronics Funding LP, pursuant to the provisions of Section 17-202 of the Revised Uniform Limited Partnership Act of the State of Delaware. does hereby certify as follows:

FIRST: The name of the limited partnership is Monitronics Funding LP.

SECOND:  Article Third of the Certificate of Limited Partnership shall be amended as follows:

THIRD: The name and the business mailing address of the sole general partner is:

Monitronics International, Inc.

2350 Valley View Lane, #100

Dallas, Texas 75234

IN WITNESS WHEREOF, the undersigned has executed this Amendment to the Certificate of Limited Partnership on this 30th day of September, 2013.

GENERAL PARTNER:

Monitronics International, Inc.

By:	/s/ Michael R. Meyers
Name: Michael R. Meyers Title: Chief Financial Officer, Vice President and Assistant Secretary